Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and effective as of September 18, 2012 between AgFeed Industries, Inc., a Nevada corporation (the “Company”), and K. Ivan F. Gothner (the “Executive”).

WHEREAS, the Executive is employed by the Company in a key employee capacity and the Executive’s services are valuable to the conduct of the business of the Company; and

WHEREAS, the Company and the Executive desire to specify the terms and conditions on which the Executive will continue employment with the Company as of the effective date set forth above and under which the Executive may receive severance in the event that the Executive separates from service with the Company under circumstances specified herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound, the parties agree as follows:

1.           Employment.

(a)          Employment. The Company shall employ the Executive, and the Executive shall be in the employ of the Company, from and after the date of this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

(b)          Position and Duties.

(i)          The Executive shall serve as the Chief Executive Officer of the Company (or in such other capacity as the Board of Directors of the Company may assign to or confer upon the Executive from time to time), accountable to the Board of Directors. The Executive shall have the duties and responsibilities customarily incident to such position, together with such other duties and responsibilities as the Board of Directors may assign to or confer upon the Executive from time to time.

(ii)         The Executive shall travel to such places, including, without limitation, the site of such facilities of the Company and its affiliates as are established from time to time, at such times as are advisable for the performance of the Executive’s duties and responsibilities under this Agreement.

(iii)        The Executive shall submit to the Company all business, commercial and investment opportunities or offers presented to the Executive or of which the Executive becomes aware which relate to the business of the Company (the “Company Opportunities”). Unless approved by the Board of Directors of the Company, the Executive shall not accept or pursue, directly or indirectly, any Company Opportunities on the Executive’s own behalf.

(c)          Commitment. The Executive shall perform his duties and responsibilities under this Agreement in a professional, conscientious, reasonable and competent manner. The Executive shall devote his full business time (except for vacation sick leave and authorized leaves of absence) and his best efforts to the business and affairs of Company and shall comply with the policies and procedures of the Company. The Executive may (i) participate in volunteer services for professional, educational, charitable, civic, religious or other similar organizations, and (ii) manage his personal investments, provided that such activities do not interfere with the fulfillment of the Executive’s duties and responsibilities under this Agreement or result in the Executive’s noncompliance with any provision of this Agreement.

(d)          Other Positions. The Executive currently serves, without additional compensation, as the Chairman of the Company’s Board of Directors. In addition, if elected or appointed thereto, the Executive shall serve, without additional compensation, in one or more offices or as a director of such affiliates of the Company as are established from time to time. Upon the termination of this Agreement or the end of the Term (as defined below), unless the Executive continues in the employ of the Company, he shall immediately resign as an officer of the Company and as an officer and director of all such affiliates.

2.           Term. The term of the Executive’s employment under this Agreement shall commence on the date of this Agreement and shall continue until December 31, 2015, unless terminated at any time by mutual agreement of the Company and the Executive or by either the Company or the Executive pursuant to Section 4 (the “Term”). If the Term expires in accordance with this Agreement and the Executive remains employed with the Company thereafter, then the Executive shall be an at-will employee of the Company during the period that the Executive remains employed with the Company, except for any period during which the Executive is employed under any other written employment agreement with the Company.

3.           Compensation and Benefits. The Executive shall be entitled to the following compensation and benefits as his sole consideration for services rendered to the Company:

(a)          Base Salary. The Executive shall receive a salary (“Base Salary”) at the initial rate of Five Hundred Thousand Dollars ($500,000) per annum. For 2012, the Base Salary shall be payable retroactively to January 1, 2012 in recognition of the Executive’s service prior to the date of this Agreement. Beginning with 2013, the Base Salary shall be subject to an annual cost of living increase equal to the increase, if any, in the Consumer Price Index for All Urban Consumers for the previous calendar year. The Base Salary also may be increased as deemed appropriate by the Board of Directors of the Company or the Compensation Committee thereof. The Executive’s Base Salary shall be paid in accordance with the payroll practices of the Company that are in effect from time to time.

(b)          Bonus. The Executive shall be eligible to receive a cash bonus for the Company’s calendar year 2012 performance (the “2012 Bonus”). The 2012 Bonus shall have a target payout value of $400,000, based on achievement of the following performance objectives:

Performance Objective	Bonus Payout
Successful completion of restatement of financial statements by 12/31/12	$200,000
Continued employment until 12/31/12	$200,000

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To the extent the 2012 Bonus becomes payable as a result of the performance objectives having been achieved (as determined by the Board of Directors or the Compensation Committee thereof), the Company shall pay the 2012 Bonus to the Executive by no later than March 1, 2013. For years subsequent to 2012, the Executive will be eligible to participate in such incentive compensation arrangements as the Board of Directors or the Compensation Committee thereof establishes from time to time for the Executive, with the understanding that the parties intend for the Executive’s total direct compensation (i.e., base salary plus target cash incentives and the grant date value of equity awards) for each year of the Term to equal at least $1.2 million subject to an annual cost of living increase equal to the increase, if any, in the Consumer Price Index for All Urban Consumers for the previous calendar year (such amount, as adjusted, the “Target Total Direct Compensation”); provided, however, that if there is a material change in the assets or the business of the Company, then the Compensation Committee may adjust the Target Total Direct Compensation as appropriate to reflect comparable peer companies. If the Executive breaches any provision set forth in Sections 5, 6 or 7, then Company, to the extent permitted by applicable law, may refuse to pay the Executive any bonus payments on the date otherwise due pursuant to this Section 3(b) or on the terms of any such bonus plans.

(c)          Grant of Stock Option. The Executive shall receive a grant of an option to purchase 1,400,000 shares of the Company’s common stock on the date hereof (the “Grant Date”). The option shall have an exercise price per option share equal to the fair market value of a share of the Company’s common stock on the Grant Date. The option shall be vested with respect to one-third of the option shares on the Grant Date and shall vest with respect to one-third of the option shares on the first anniversary of the Grant Date and the remaining one-third of the option shares on the second anniversary of the Grant Date, subject, in each case, to the Executive remaining continuously employed until the applicable vesting date (or earlier termination without Cause or for Good Reason). The terms of the option shall be set forth in a separate Stock Option Grant Agreement. For years subsequent to 2012, the Executive will be eligible to receive additional grants of equity-based compensation as the Board of Directors or the Compensation Committee thereof determines, with the understanding that the parties intend for the Executive’s total direct compensation for each year of the Term to equal at least the Target Total Direct Compensation.

(d)          Benefits. The Executive shall be entitled to participate in or receive benefits under any retirement benefit, welfare benefit, fringe benefit or other employee benefit plans and arrangements that the Company establishes and amends from time to time for all senior management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements (collectively, the “Benefits”). The Executive’s Benefits shall include reimbursement of business expenses consistent with the Company’s current practice (which includes an office phone and a cell phone used for business) and five (5) weeks of vacation per calendar year. The Company shall otherwise have no obligation to provide any such plans or arrangements or to continue any such plans or arrangements in effect from time to time.

(e)          Business Expenses. The Executive shall be entitled to receive reimbursement for all reasonable travel, entertainment and similar expenses that the Executive incurs in performing his duties and responsibilities under this Agreement, subject to and on a basis consistent with the expense reimbursement policies and practices of the Company that are in effect from time to time.

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(f)          Withholding. All amounts payable to the Executive pursuant to this Section 3 or Section 4 are stated in gross amounts and, when paid, shall be subject to such authorized deductions and withholding as may be agreed to by the Company and the Executive or as are required by federal, state, local and other laws, regulations and rulings relating to taxes, unemployment compensation and disability compensation.

4.           Early Termination.

(a)          Termination Rights. Notwithstanding anything to the contrary in this Agreement, the Executive’s employment with the Company and this Agreement may be terminated prior to the expiration of the Term as set forth in this Section 4.

(b)          Termination for Cause. The Company may terminate the Executive’s employment and this Agreement for Cause (as defined below) immediately, at any time, upon notice to the Executive. Such notice shall specify in reasonable detail the nature of the Cause. The existence of Cause shall be determined in good faith by the Board of Directors of the Company. Upon termination of his employment for Cause, the Executive shall be entitled to receive only his Base Salary and Benefits as accrued through the effective date of such termination and shall forfeit any unpaid bonuses and any unaccrued or nonvested Benefits.

(c)          Termination Other Than for Cause. The Company shall have the right to terminate the Executive’s employment and this Agreement for any or no reason, upon thirty (30) days’ prior notice to the Executive, whereupon the Executive’s employment with the Company and this Agreement shall terminate as of the effective date of termination as set forth in the termination notice. In the event of the involuntary termination of his employment other than for Cause and other than as a result of death or Disability (as defined below), if such termination also constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Executive shall be entitled to receive the following as compensation in a lump sum within thirty (30) days after the effective date of the Executive’s employment termination:

(i)          his Base Salary and Benefits as accrued through the effective date of such termination; and

(ii)         an amount equal to the greater of (A) the Executive’s then current Base Salary payable for the remainder of the Term or (B) two (2) times the aggregate of (x) the Executive’s then current Base Salary and (y) the Executive’s target annual bonus payout value for the calendar year in which the Executive’s employment terminates.

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Notwithstanding the foregoing, the Company’s obligation to the Executive for any payments or other rights under this Subsection (c) shall (x) be subject to the Executive having executed and delivered to the Company a release in substantially the form reasonably satisfactory to the Company, within twenty-one (21) days of the Executive’s employment termination date, and such release not having been revoked by the Executive (or his estate or representative), and (y) cease if the Company notifies the Executive that the Executive is in material violation of any of the provisions of any of Sections 5 through 7; provided, that the Company’s exercise of rights pursuant to this sentence shall not limit in any manner the exercise by the Company of any other right or remedy in respect thereof. Except as otherwise required by applicable law or as provided by this Subsection (c), the Company shall not have any further obligation to Executive with respect to any salary, bonus, compensation, severance, payments or benefits after his employment termination date, and the Executive shall not be entitled to any other salary, bonus, compensation, severance, payments or benefits from the Company after his employment termination date.

Notwithstanding any provision in this Subsection (c) to the contrary, if the Executive is a Specified Employee (as defined below) at the time the Executive’s employment terminates, then, to the extent any payment required to be made hereunder to the Executive as a result of such termination of employment exceeds an amount equal to the lesser of (x) two times the Executive’s annual rate of pay for the prior calendar year and (y) two times the dollar limitation in effect under Code Section 401(a)(17) for the year in which such termination from employment occurs, such excess shall be paid to the Executive in a single cash lump sum on the first business day after the date that is six months following such termination of employment.

(d)          Voluntary Termination for Good Reason. The Executive may voluntarily terminate his employment and this Agreement for Good Reason (as defined below) at any time upon at least thirty (30) days’ prior notice to the Company, in which event the Executive’s employment with the Company and this Agreement shall terminate as of the effective date of termination as set forth in the termination notice. In the event of his voluntary termination of employment for Good Reason, the Executive shall be entitled to all of the severance benefits described in Subsection 4(c), subject to all of the conditions set forth therein.

(e)          Voluntary Termination Other Than for Good Reason. The Executive may voluntarily terminate his employment and this Agreement other than for Good Reason at any time upon at least thirty (30) days’ prior notice to the Company, in which event the Executive’s employment shall terminate as of the effective date of termination as set forth in the termination notice. In the event of his voluntary termination of employment other than for Good Reason, the Executive shall be entitled to receive only his Base Salary and Benefits as accrued through the effective date of such termination and shall forfeit any unpaid bonuses and any unaccrued or nonvested Benefits.

(f)          Death or Disability.

(i)          The Executive’s employment pursuant to this Agreement and this Agreement shall terminate automatically on the date of the Executive’s death or Disability. In the event of the termination of the Executive’s employment due to his death or Disability, the Executive (or, in the event of the Executive’s death, his estate) shall be entitled to receive only his Base Salary and Benefits as accrued through the effective date of such termination and shall forfeit any unpaid bonuses and any unaccrued or nonvested Benefits.

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(ii)         The Executive may designate a beneficiary to receive any remaining Base Salary, Benefits or other amounts payable under Sections 3 and 4 in the event of the Executive’s death after the Executive becomes entitled to receive any Base Salary, Benefits or other amounts payable thereunder (the “Beneficiary”). The initial Beneficiary shall be designated on Schedule A hereto. Changes to the designation of the Beneficiary shall be made by filing a written designation with the Company in such form as the Company may provide and may be made by the Executive from time to time by similar action. If no such designation or change is made by the Executive or if the Executive is not survived by his designated Beneficiary, any remaining Base Salary, Benefits or other amounts payable under Sections 3 and 4 at the time of the Executive’s death shall be paid to the Executive’s estate.

(g)          Administrative Leave. In the event of the Company’s involuntary termination of the Executive’s employment and this Agreement for any or no reason, or the Executive’s voluntary termination of his employment and this Agreement for any or no reason, the Company may place the Executive on paid administrative leave and/or bar or restrict his access to the Company’s facilities, contemporaneously with or at any time after the delivery of the termination notice.

(h)          No Further Obligations. Except to the extent otherwise expressly set forth in this Section 4, the Company shall have no further obligations to the Executive or the Executive’s beneficiaries or estate, and the Executive shall have no further obligations to the Company, under this Agreement upon termination of the Executive’s employment with Company, except that the Executive’s obligations under Sections 5, 6, and 7 shall remain in full force and effect in accordance with their respective terms.

(i)          Responsibilities Upon Termination. Upon the termination of his employment by the Company for whatever reason and irrespective of whether or not such termination is voluntary on his part, the Executive shall return to the Company by his employment termination date all of the property of the Company, which includes (regardless of the medium), without limitation, all files, memoranda, documents and records (and all copies of other reproductions thereof), credit cards, keys and key cards, cell phone and related accessories, and other instruments and equipment of any sort of the Company. In addition, the Executive shall provide any and all access codes or passwords necessary to gain access to any computer, program or other equipment that belongs to the Company or any of its affiliates or is maintained by the Company or any such affiliate on its property.

5.           Confidential Information.

(a)          Fiduciary Duty. The Executive acknowledges and agrees that, as an employee of the Company, the Executive has a duty of loyalty to act in the best interests of Company.

(b)          Receipt as Fiduciary. All Confidential Information (as defined below) that the Executive obtains in the course of performing the Executive’s duties and responsibilities under this Agreement shall be deemed to have been received by the Executive as a fiduciary of the Company.

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(c)          Unauthorized Disclosure or Use. While the Executive is employed with the Company and thereafter, the Executive agrees not to (i) use any Confidential Information for any purpose, (ii) disclose any Confidential Information to any person or entity, (iii) keep or make copies of any documents, records or property of any nature whatsoever containing or reflecting any Confidential Information or (iv) assist any third party in engaging in any of the foregoing, except to the extent reasonably necessary or appropriate in connection with the performance of the Executive’s employment duties and responsibilities or expressly authorized by the Board of Directors of the Company. Nothing in this Agreement reduces the Executive’s obligation to comply with applicable laws relating to trade secrets, confidential information and unfair competition. Accordingly, notwithstanding the foregoing, the Executive’s obligations under this Section 5(c) with respect to Confidential Information that constitutes a trade secret under applicable law shall continue until such Confidential Information no longer constitutes a trade secret.

(d)          Legal Obligation to Disclose. Notwithstanding the provisions of Section 5(c), the Executive may disclose Confidential Information at such times, in such manner and to the extent such disclosure is required by applicable law, provided that the Executive (i) provides the Company with prior written notice of such disclosure so as to permit the Company to seek a protective order or other appropriate remedy, (ii) limits such disclosure to what is strictly required and (iii) attempts to preserve the confidentiality of any such Confidential Information so disclosed.

(e)          Ownership; Return of Information. The original and all copies of all documents, records and property of any nature whatsoever that are in the Executive’s possession or control and that are the property of the Company or that relate to the business, customers, suppliers, personnel or procedures of the Company, including all records, documents and property created by the Executive, shall be and remain the exclusive property of the Company. Upon termination of the Executive’s employment with the Company (or any time if requested by the Board of Directors of the Company), the Executive shall (i) deliver all such documents, records and property to the Company and (ii) cooperate with the Company to destroy and/or delete, as requested by the Company, any electronically stored copies of such documents, records and property.

6.           Noncompetition. The Executive acknowledges that the Executive will, during the course of the Executive’s employment with the Company, obtain or acquire knowledge of Confidential Information, which knowledge would, in the event the Executive were to become employed by or associated with a Conflicting Organization (as defined below), provide invaluable benefits to the Conflicting Organization and cause irreparable harm to the Company. For purposes of this Section 6 and Section 7, references to the “Company” include direct and indirect subsidiaries of the Company. To protect this and other legitimate business interests of the Company, the Executive agrees that, while he is employed with the Company and for a period of twenty-four (24) months after the last day of his employment with the Company (regardless of the reason that such employment ceases), the Executive shall not directly or indirectly:

(a)          own or control, whether as shareholder, member, partner, director or otherwise, or manage, operate, be employed or compensated by, or consult with, whether as an executive, officer, employee, consultant or otherwise, in any capacity where Confidential Information would reasonably be considered useful to, any Conflicting Organization conducting or planning to conduct business in the Territory (as defined below);

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(b)          undertake any action on behalf of any Conflicting Organization in any way related to the sale or marketing of products or services that compete with products or services researched, developed, assembled, produced, marketed, distributed, sold or repaired by the Company or within the Company’s active research, development, expansion or business plans, to any current or prospective customers of the Company as to whom the Executive, or persons reporting to the Executive, made sales or Substantial Sales Efforts (as defined below), or provided customer support, within the twelve (12) month period preceding the last day of his employment with the Company (regardless of the reason that such employment ceases);

(c)           undertake any action on behalf of any person (including the Executive) or entity in any way related to the solicitation or encouragement of any person who served as an employee, commissioned salesperson or consultant of, or who performed similar services for, the Company within the twelve (12) month period preceding the last day of the Executive’s employment with the Company (regardless of the reason that such employment ceases), to leave such person’s employment, engagement or other relationship with the Company, unless such person has been separated from his employment, engagement or other relationship with the Company and each of its affiliates for a period of six (6) consecutive months; or

(e)          engage in any practice the purpose of which is to evade the provisions of this covenant not to compete;

provided, however, that (i) the foregoing shall not prohibit the ownership of less than five percent (5%) of the securities of any corporation or other entity that is listed on a national securities exchange or traded in the national over-the-counter market and (ii) the foregoing shall not apply if the Company materially breaches its material obligation under the Agreement, the Executive provides notice of such breach to the Company and the Company fails to cure such breach within ninety (90) days. The Company may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person or entity that purchases all or any portion of the Business. Recognizing the specialized nature of the Company, the Executive acknowledges and agrees that the duration, geographic scope and activity restrictions of this covenant not to compete are reasonable.

7.           Rights to Intellectual Property.

(a)          Disclosure. While the Executive is employed with the Company and for a period of twenty-four (24) months after the last day of his employment with the Company (regardless of the reason that such employment ceases), the Executive shall provide the Company with written notice of all Inventions (as defined below). All Inventions that the Executive discloses to others or attempts to develop, sell, patent, trademark, copyright or use within twenty-four (24) months after the last day of his employment with the Company (regardless of the reason that such employment ceases) shall be presumed to have been conceived during the Executive’s employment with the Company, unless the Executive can establish clear and convincing evidence of specific facts that prove that he did not conceive the relevant Invention during the term of his employment with the Company. Further, the Executive disclaims and shall not assert rights in any Invention as having been made, conceived or acquired prior to his employment with the Company.

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(b)          Ownership; Assignment; Cooperation. All Inventions shall be the sole and exclusive property of the Company. The Executive hereby assigns to the Company all of his right, title and interest in and to all Inventions. During the term of the Executive’s employment with the Company and at all times thereafter, upon request by an authorized officer of the Company, the Executive shall fully cooperate with the Company to vest in the Company all of his right, title and interest in and to all Inventions and to obtain, defend and enforce the Company’s rights in and to all Inventions. Such cooperation may include (i) reviewing, returning and executing applications, assignments, renewals, cease and desist letters or other documents, (ii) testifying in suits or other proceedings and (iii) taking such other actions that the Company reasonably requests from time to time.

(c)          Inventive Records. The Executive agrees to create, maintain, preserve and make available to the Company, as part of the Company’s property, complete and up-to-date records, including correspondence, prototypes, models and other written or tangible data, of all activity relating to Inventions.

8.           Future Employment. The Executive acknowledges and agrees that this Agreement shall not obligate the Company to employ or to continue to employ the Executive nor shall termination of the Executive’s employment with the Company release the Executive from the provisions of this Agreement. Prior to accepting any employment or other engagement with any other person or entity, including any Conflicting Organization, the Executive agrees, and the Executive authorizes the Company, to inform such other person or entity of the existence and terms of this Agreement and to provide such other person or entity with a copy of this Agreement. Upon request by an authorized officer of the Company, provided that such request is made prior to the expiration of the Executive’s obligations under Section 6, the Executive shall also obtain from each new employer or contractor that is a Conflicting Organization a written acknowledgement that the Executive will not be involved in the activities described in Section 6 in his capacity as an employee, consultant or contractor of such Conflicting Organization. The Executive shall attend an exit interview upon termination of employment with the Company to facilitate the Executive’s compliance with the terms of this Agreement.

9.           Third-Party Confidentiality. The Executive acknowledges and agrees that Company has disclosed that Company is now, and may be in the future, subject to duties to third parties to maintain information in confidence and secrecy. By executing this Agreement, the Executive consents and agrees to be bound by any such duties that the Company owes to third parties. The Executive represents and warrants that the Executive is not party to any agreement containing any non-competition, confidentiality or other restrictions relating to (a) the nature of any employment duties that the Executive is entitled to perform for the Company or (b) the disclosure or use of any information that directly or indirectly relates to the nature of the business of the Company or the duties or responsibilities to be performed by the Executive for the Company. The Executive further represents and warrants that the Executive has not disclosed or used, and the Executive further agrees not disclose or use, while he is employed with the Company, any confidential information owned by a previous employer acquired by the Executive as a result of any previous employment or under a contractual obligation of confidentiality before his employment with the Company (unless the Company or any of its affiliates acquired ownership of, or the right to use, such confidential information).

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10.         Certain Definitions. As used in this Agreement:

(a)          “Cause” means the Executive having: (i) violated any provision of Section 5, 6 or 7 of this Agreement or any non-competition agreement, confidentiality agreement or similar agreement with the Company or any of its affiliates; (ii) materially violated any provision of any section of this Agreement other than Section 5, 6 or 7, or any other obligations or conditions of employment (such as failure to comply with the Company’s policies or procedures), and failure to cure such violation within ten (10) days after demand by the Company (except that no cure period will be allowed for a second offense or for any conduct falling within any of the remaining clauses of this definition); (iii) breached any fiduciary duty that the Executive owes to the Company; (iv) become, in the reasonable opinion of the majority of the Board of Directors of the Company, as determined in good faith, addicted or dependent on intoxicants or drugs of any nature; (v) committed any misdemeanor involving theft or deception or any felony; or (vi) engaged in dishonesty, disloyalty or fraud involving the Company’s business, assets, employees, customer or suppliers.

(b)          “Confidential Information” means all ideas, information, knowledge and discoveries, whether or not patentable, trademarkable or copyrightable, that are not generally known in the trade or industry and about which the Executive has knowledge as a result of his employment with the Company or any of its affiliates, including product specifications, manufacturing procedures, methods, equipment, compositions, technology, patents, know-how, inventions, improvements, designs, business plans, marketing plans, cost and pricing information, internal memoranda, formula, development programs, sales methods, customer, supplier, sales representative, distributor and licensee lists, mailing lists, customer usages and requirements, computer programs, information constituting “trade secrets” under applicable law and other confidential or proprietary technical or business information and data. However, “Confidential Information” shall not include any information that now or hereafter is in the public domain by means other than disclosure by the Executive in violation of this Agreement (or any other agreement containing confidentiality obligations on the part of the Executive).

(c)          “Conflicting Organization” means any person (including the Executive as a sole proprietor) or entity engaged in or planning or attempting to become engaged in the research, development, assembly, production, marketing, distribution, sale or repair of products or services that compete with products or services researched, developed, assembled, produced, marketed, distributed, sold or repaired by the Company or within the Company’s actual or demonstrably anticipated research, development, expansion or business plans.

(d)          “Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness, which is determined to be total and/or permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably). The determination of Disability shall be made by the Board of Directors of the Company in good faith.

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(e)          “Good Reason” means (i) any material violation by the Company of any provision of this Agreement and failure to cure such violation within ten (10) days after demand by the Executive; (ii) other than for Cause, any reduction by the Company in the Executive’s Base Salary or in the Executive’s bonus potential (as historically and consistently applied) that is not consistent with the manner in which the Company established such bonus potential as for 2012 (but excluding any change in such items that applies to substantially all other comparable level executives of the Company who are entitled thereto); or (iii) other than for Cause, any material adverse change, without the prior consent of the Executive, in his conditions of employment with the Company from such conditions of employment in effect as of the date of this Agreement, including any material reduction in the nature or scope of the Executive’s title or responsibilities as in effect immediately after the date of this Agreement; provided that any such reduction that results solely from becoming part of a larger organization following a merger or similar transaction shall not be considered Good Reason unless the Executive’s scope of responsibilities, authority and/or opportunity is also reduced or the business plan for the Company is materially changed. Notwithstanding anything to the contrary herein, the Executive’s resignation shall not be considered to be for Good Reason unless the Executive provides written notice to the Company of the condition constituting Good Reason within ninety (90) days of the initial existence of such condition, and the Company fails to remedy such condition within thirty (30) days after receipt of such notice from the Executive.

(f)          “Inventions” means all designs, discoveries, improvements, ideas and works of authorship, including novel or improved products, techniques, methods, processes, formulae, samples, prototypes, selection of materials, systems and components, product adjustments and software, whether or not patentable, trademarkable or copyrightable, that (i) relate to (A) the business of the Company or (B) the Company’s actual or anticipated research or development or (ii) result from any work that the Executive performed for Company.

(g)          “Specified Employee” shall have the meaning given in Code Section 409A as determined in accordance with the methodology established by the Company as in effect on the date of the Executive’s termination of employment that constitutes a “separation from service” within the meaning of Code Section 409A.

(h)          “Substantial Sales Efforts” means marketing, promotional or sales activities undertaken on behalf of the Company in an effort to secure one or more foreseeable business opportunities with a current or prospective customer of the Company, which activities include (i) in-person or voice communications and (ii) preparation of a quotation or proposal or conduct of an on-site visit, and which activities, in the absence of any breach of this Agreement, enjoy a reasonable prospect of success.

(i)          “Territory” means the United States, the People’s Republic of China and any other country in which (i) the Company or any of its subsidiaries has direct operations, operates through a joint venture in which it has more than a nominal investment interest or has engaged in substantial (and not isolated) marketing of its products or services and/or (ii) the Company or any of its subsidiaries, with the Executive’s involvement or under the Executive’s direction, has planned to operate a facility or to engage in substantial (and not isolated) efforts to market its products or services, or has considering operating a facility, in each of the cases described in subclauses (i) and (ii) above, within the two (2) year period immediately preceding the Executive’s termination of employment.

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11.         Parachute Payment Application

(a)          Notwithstanding any other provision of this Agreement, if any payment under this Agreement, or under any other agreement with or plan of the Company or its affiliates (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” (as defined below) and would, but for this Section 11(a), result in the imposition on the Executive of an excise tax (the “Excise Tax”) under Code Section 4999, then the Total Payments to be made to the Executive shall either be (i) delivered in full, or (ii) delivered in an amount equal to one dollar ($1.00) less than the amount that would result in any portion of such Total Payment becoming subject to the Excise Tax, whichever of the foregoing results in the receipt by the Executive the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax).

(b)          Within forty (40) days following notice by one party to the other of its belief that there is a payment or benefit due the Executive that will result in an excess parachute payment, the Executive and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel (“National Tax Counsel”) selected by the Company’s independent auditors and reasonably acceptable to the Executive (which may be regular outside counsel to the Company), which opinion sets forth (A) the amount of the Base Period Income (as defined below), (B) the amount and present value of the Total Payments, (C) the amount and present value of any excess parachute payments determined without regard to any reduction of Total Payments pursuant to this Section 11 and (D) the net after-tax proceeds to the Executive, taking into account the tax imposed under Code Section 4999 if (x) the Total Payments were reduced in accordance with Section 11(a)(ii) or (y) the Total Payments were not so reduced. The opinion of National Tax Counsel shall be addressed to the Company and the Executive and shall be binding upon the Company and the Executive. If such National Tax Counsel opinion determines that Section 11(a)(ii) applies, then the Termination Payment hereunder or any other payment or benefit determined by such counsel to be includable in Total Payments shall be reduced or eliminated so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. In such event, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (1) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Termination Payments (on the basis of the relative present value of the parachute payments).

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(c)          For purposes of this Agreement: (A) the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Code Section 280G and such “parachute payments” shall be valued as provided therein. Present economic value for purposes of this Agreement shall be calculated in accordance with Code Section 280G(d)(4); (B) the term “Base Period Income” means an amount equal to the Executive’s “annualized includible compensation for the base period” as defined in Code Section 280G(d)(1); (C) for purposes of the opinion of National Tax Counsel, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4), which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Executive; and (D) Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation, and state and local income taxes at the highest marginal rate of taxation in the state or locality of Executive’s domicile (determined in both cases in the calendar year in which the payments or benefits are accrued), net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

(d)          If such National Tax Counsel so requests in connection with the opinion required by this Section 11, the Executive and the Company shall obtain, at the Company’s expense, and the National Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Executive solely with respect to its status under Code Section 280G.

(e)          The Company agrees to bear all costs associated with, and to indemnify and hold harmless, the National Tax Counsel of and from any and all claims, damages, and expenses resulting from or relating to its determinations pursuant to this Section 11, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of such firm.

(f)          This Section 11 shall be amended to comply with any amendment or successor provision to Sections 280G or 4999 of the Code. If such provisions are repealed without successor, then this Section 11 shall be cancelled without further effect.

12.         Miscellaneous.

(a)          Survivability. Notwithstanding anything in this Agreement to the contrary, the provisions of Sections 5, 6, 7, 8, 9 and 10 shall survive the expiration or termination of the term of this Agreement.

(b)          Notices. All notices, demands, consents and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given at the time the same is delivered in person or is mailed by registered or certified mail or sent by reputable overnight courier service (charges prepaid) addressed as follows:

To the Company:	AgFeed Industries, Inc.
100 Bluegrass Commons Blvd., Suite 310
Hendersonville, Tennessee 37075

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with a copy to:	Selig D. Sacks
Foley & Lardner LLP
90 Park Avenue
New York, NY 10016-1314

Notices to the Executive shall be addressed to him at his address reflected in the Company’s records. Either party wishing to change the address to which notices, requests, demands and other communications under this Agreement shall be sent shall give notice of such change to the other party.

(c)          Assignment. Except as otherwise set forth in Section 6, neither the Company nor the Executive may assign, transfer or otherwise encumber this Agreement or its, his rights or obligations hereunder, in whole or in part, whether voluntarily or by operation of law, without the prior consent of the other, and any attempted assignment without such consent shall be void and without legal effect.

(d)          Parties in Interest. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective heirs, personal representatives, permitted successors and permitted assigns. In addition, the Executive acknowledges and agrees that the Company’s affiliates are third-party beneficiaries of this Agreement and shall have the right to enforce the provisions of this Agreement to protect their respective rights and interests. There are and shall be no other third-party beneficiaries of this Agreement.

(e)          Governing Law; Consent to Jurisdiction. This Agreement shall be construed and interpreted according to the internal laws of the State of Massachusetts, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Each party stipulates that any dispute or disagreement between the parties as to the interpretation of any provision of, or the performance of obligations under, this Agreement shall be commenced and prosecuted in its entirety in, and consents to the exclusive jurisdiction and proper venue of, the federal or state courts located in the State of Massachusetts, and each party consents to personal and subject matter jurisdiction and venue in such courts and waive and relinquish all right to attack the suitability or convenience of such venue or forum by reason of their present or future domiciles, or by any other reason. Each party waives any right to trial by jury with respect to any such dispute or disagreement. The parties acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries.

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(f)          Severability. If any court of competent jurisdiction determines that the provisions of this Agreement, including the provisions set forth in Section 5, 6 and 7, are illegal or otherwise unenforceable, then this Agreement shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such illegal or otherwise unenforceable provisions shall be deemed, without further action on the part of any person or entity, to be modified, amended and/or limited to the extent necessary to render the same valid and enforceable in such jurisdiction. Without limitation, the covenants contained in Section 6 shall be construed as a series of separate covenants, one for each country within the Territory and each of their respective states, provinces and other comparable political subdivisions, each of which shall be deemed to be separately named herein and, in the case of Subsection 6(b), one for past (within the twelve (12) month period preceding the last day of the Executive’s employment with Company) customers and one for the then current customers. Subject to the first sentence of this Section 12(f), if any court of competent jurisdiction shall refuse to enforce any of the separate covenants deemed to be included in Section 6, then such unenforceable covenant shall be deemed eliminated for the purpose of the applicable proceeding to the extent necessary to permit the remaining separate covenants to be enforced. Notwithstanding anything to the contrary in this Agreement, Company and its affiliates shall be entitled to the maximum protection available under the law in respect of their respective rights under this Agreement, including Sections 5, 6 and 7.

(g)          Amendment and Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is set forth in a writing signed by the Executive and an authorized officer of the Company. No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties or covenants contained in this Agreement. No waiver by either party at any time of any breach by the other party of, or compliance with, any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the same or at any prior or subsequent time.

(h)          Equitable Relief. The Company and the Executive agree that (i) any breach or threatened breach by the Executive of the provisions of Section 5, 6 and 7 will result in irreparable injury to the Company for which a remedy at law would be inadequate, and (ii) in addition to any relief at law that may be available to the Company for any such breach and regardless of any other provision contained in this Agreement, the Company shall be entitled to injunctive and other equitable relief as a court may grant, without the need to post a bond. This Section 12(h) shall not be construed to limit the Company’s right to obtain equitable relief for other breaches of this Agreement under general equitable standards.

(i)          Entire Agreement. This Agreement supersedes all prior agreements, and, with the Stock Option Grant Agreement, constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. There have been and are no representations, warranties or covenants relating to the subject matter of this Agreement by or between the parties other than those set forth or provided for in this Agreement and, with respect to the stock option grant described in Section 3(c), the Stock Option Grant Agreement.

(j)          Counterparts. This Agreement may be executed by signature pages exchanged by facsimile, e-mail or other electronic transmission and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(k)          Interpretive Provisions. As used in this Agreement, the terms “including” and “include” shall mean “including without limitation” and “include without limitation,” respectively.

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(l)          Section Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(m)        No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, each of the parties confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have duly executed and delivered this Employment Agreement on the day and year first above written.

AgFeed Industries, Inc.

By:	/s/ Gerald Daignault
Name:	Gerard Daignault
Title:	Interim Chief Financial Officer

EXECUTIVE

/s/ K. Ivan F. Gothner
Name: K. Ivan F. Gothner

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Schedule A
Beneficiary